EXHIBIT 21.1

CENTILLIUM COMMUNICATIONS, INC.
SUBSIDIARIES OF THE REGISTRANT
Subsidiary Legal Name	Jurisidiction of Incorporation/Formation
The Americas: Centillium Communications International, Inc. vEngines, Inc. Centillium Communication International	Delaware Delaware Cayman Islands (dormant)
Europe: Centillium Communications Ltd. Centillium Communications, SARL	United Kingdom France
Asia: Centillium India Pvt. Ltd. Centillium Japan KK Centillium Communications India Pvt. Ltd.	India Japan India (dormant)